Exhibit 99.1 Spirit Airlines Announces CFO Transition Appoints Brian McMenamy as Interim Chief Financial Officer Current CFO Scott Haralson to Join Larger Publicly Traded Company Outside of Airline Industry as CFO DANIA BEACH, Fla., June 3, 2024 -- Spirit Airlines (NYSE: SAVE) today announced that Brian McMenamy, Vice President and Controller, has been named as Interim Chief Financial Officer, effective June 14, 2024. McMenamy succeeds Scott Haralson, Executive Vice President and Chief Financial Officer, who is departing to become CFO of a larger, publicly traded company outside of the airline industry. Haralson will continue in his role through June 14, 2024 to ensure a smooth transition. Spirit will initiate a comprehensive search for a CFO with the assistance of a leading executive search firm. “We are grateful for Scott’s leadership and significant contributions over his eleven years with Spirit,” said Ted Christie, Spirit’s President and Chief Executive Officer. “Scott’s accomplishments are too many to list, but he made a positive and lasting impression on the business. We wish Scott all the best and thank him for his service and dedication to Spirit.” Brian McMenamy brings nearly 40 years of experience in corporate finance. Prior to joining Spirit in 2017, McMenamy held various roles in finance at American Airlines over the course of his 33-year tenure, including Vice President, Finance; Vice President, Financial Planning and Analysis; and Vice President and Controller. He holds a Bachelor of Science in Financial Economics from Rockhurst College in Kansas City, Missouri, and an MBA from Northwestern University’s J.L. Kellogg Graduate School of Management. He is also a Certified Public Accountant. Christie continued, “With extensive financial expertise in the airline industry and a proven track record of driving business solutions, I am confident that Brian is ideally suited to take on the role of Interim CFO. I look forward to working alongside him as we continue to drive growth and position the Company for a return to profitability, while our search for the next CFO of Spirit continues.” Current discussions with bondholders are ongoing and progressing as planned. As previously announced, Spirit has retained Perella Weinberg & Partners L.P. and Davis Polk & Wardwell LLP as advisors. Spirit has begun to execute on initiatives related to its go forward plan, with more changes coming soon. In addition, the Company continues to expect cost saving initiatives to benefit 2024 by over $75 million with annualized run-rate savings estimated at over $100 million. About Spirit Airlines:  Spirit Airlines (NYSE: SAVE) is committed to delivering the best value in the sky. We are the leader in providing customizable travel options starting with an unbundled fare. This allows our Guests to pay only for the options they choose — like bags, seat assignments, refreshments and Wi-Fi — something we call À La Smarte®. Our Fit Fleet® is one of the youngest and most fuel-efficient in the United States. We serve destinations throughout the U.S., Latin America and the Caribbean, making it possible for our Guests to venture further and discover more than ever before. We are committed to inspiring positive change in the communities where we live and work through the Spirit Charitable Foundation. Come save with us at spirit.com.

Exhibit 99.1 Investor inquiries: Spirit Investor Relations investorrelations@spirit.com Media inquiries: Spirit Media Relations Media_Relations@spirit.com